EXHIBIT 99.1

                                 AnnTaylor
                                 News Release
                                 142  WEST  57TH  STREET  NEW  YORK, N.Y. 10019


                ANN TAYLOR ANNOUNCES AUGUST 2003 SALES RESULTS
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New York, New York,  September 4, 2003 - AnnTaylor  Stores  Corporation  (NYSE:
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ANN)  announced  today total net sales for the  four-week  period  ended August

30,  2003  increased  18.0  percent  to  $104,596,000  over  total net sales of

$88,615,000  for the four- week period  ended  August 31,  2002.  By  division,

net sales  were  $52,686,000  for Ann  Taylor  and  $41,395,000  for Ann Taylor

Loft.




Comparable  store  sales for the period  increased  8.2  percent  compared to a comparable  store sales decrease of 7.6 percent for the same  four-week  period last year.  By  division,  comparable  store sales for fiscal  August 2003 were up 6.6 percent for Ann Taylor  compared to an 8.7 percent  decrease  last year,

and up 7.1  percent for Ann Taylor  Loft  compared  to a 5.4  percent  decrease last year.




Ann Taylor  Chairman,  J.  Patrick  Spainhour,  said,  "For  August we achieved better  than  expected  comparable  store  sales  results.  We  continue  to be pleased  with  the  overall  performance  of  the  Ann  Taylor  Loft  business.

Promotions  helped drive strong  comparable  sales  results at both  divisions,

especially at Ann Taylor,  and put us in a good inventory  position as we enter

September.  At our factory division,  our on-going  clearance  strategy coupled with  well-received  factory  direct product drove strong  performance.  We are pleased  about our momentum  going into  September and look forward to the fall season."




Total inventory levels at the end of August,  including inventory  attributable to Ann  Taylor  Global  Sourcing,  were down  approximately  8 percent on a per square foot basis  compared to last year.  By division,  inventory  levels on a per square foot basis were down  approximately  11 percent for Ann Taylor and 3 percent for Ann Taylor  Loft.  The  decrease in  inventory  levels  compared to last year is  attributable  to better product  sell-through  in August combined with lower in-transit inventory levels.




The company  continues  to expect  earnings  per share for the third and fourth quarter in the range of $0.57 - $0.61 and $0.41 - $0.43, respectively.




During the month,  the  Company  opened one new Ann Taylor  store and seven new

Ann Taylor Loft  stores.  The total  store  count at fiscal  month end was 611,

comprised  of 351 Ann Taylor  stores,  233 Ann Taylor Loft  stores,  and 27 Ann

Taylor  Factory  stores.  Total  square  footage  at the end of  fiscal  August increased 8.5 percent over last year.




For the fiscal  year-to-date  period ended August 30, 2003,  the  Company's net sales  totaled  $846,820,000,  up 9.0 percent  from  $777,150,000  for the same period in fiscal  2002.  By  division,  net sales for the  fiscal  year-to-date period  were  $470,050,000  for Ann  Taylor  and  $301,326,000  for Ann  Taylor

Loft.  Comparable  stores sales for the fiscal  year-to-date  period  increased

0.5  percent  over  the  same  period  last  year.  Comparable  store  sales by division  for the fiscal  year-to-date  period  were down 0.9  percent  for Ann

Taylor and up 2.4 percent for Ann Taylor Loft.

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                                                                       ANNTAYLOR
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Ann  Taylor  is one of  the  country's  leading  women's  specialty  retailers,

operating  611 stores in 42 states,  the  District of Columbia and Puerto Rico,

and also an Online Store at www.anntaylor.com.
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For more  information,  please  call  (866)  214-2661  to listen to Ann  Taylor

Stores Corporation's monthly sales recording.  No access code is required.



FORWARD-LOOKING STATEMENTS
Certain statements in this press release are forward-looking statements, made pursuant to the safe harbor provisions of the Private Securities Litigation
Reform Act of 1995. The forward-looking statements may use the words "expect", "anticipate", "plan", "intend", "project", "believe" and similar expressions. These forward-looking statements reflect the Company's current expectations concerning future events, and actual results may differ materially from current expectations or historical results. Any such forward-looking statements are subject to various risks and uncertainties, including failure by the Company to predict accurately client fashion preferences; decline in the demand for merchandise offered by the Company; competitive influences; changes in levels of store traffic or consumer spending habits; effectiveness of the Company's brand awareness and marketing programs; general economic conditions or a downturn in the retail industry; the inability of the Company to locate new store sites or negotiate favorable lease terms for additional stores or for the expansion of existing stores; lack of sufficient consumer interest in the Company's Online Store; a significant change in the regulatory environment applicable to the Company's business; an increase in the rate of import duties or export quotas with respect to the Company's merchandise; financial or political instability in any of the countries in which the Company's goods are manufactured; the potential impact of health concerns relating to severe acute respiratory syndrome, particularly on manufacturing operations of the Company's vendors in Asia and elsewhere; acts of war or terrorism in the United States or worldwide; work stoppages, slowdowns or strikes; and other factors set forth in the Company's filings with the SEC. The Company does not assume any obligation to update or revise any forward-looking statements at any time for any reason.
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   Contact:

   Barry Erdos
   Chief Operating Officer
   (212) 541-3318

   Doreen Riely
   Director of Investor Relations
   (212) 541-3484